Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-132795 and 333-143274 on Form S-8 and Registration Statement Nos. 333-159656 and 333-138652 on Form S-3 of our reports dated March 15, 2018, relating to the consolidated financial statements and financial statement schedule of Loral Space & Communications Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Loral Space & Communications Inc., for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 15, 2018